Exhibit 5.1

Michael E. Tenta

(650) 843-5636

mtenta@cooley.com

May 27, 2009

Medivation, Inc.

201 Spear Street, 3rd Floor

San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Medivation, Inc., a Delaware corporation (the “Company”), of up to 3,162,500 shares of the Company’s common stock, par value $0.01 (the “Shares”), including 412,500 shares of common stock for which the underwriters have been granted an over-allotment option, and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to that certain Rights Agreement, dated as of December 4, 2006, between the Company and American Stock Transfer & Trust Company as rights agent (the “Rights Agreement”), pursuant to a Registration Statement on Form S-3 (File No. 333-145122) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 3, 2007, a related Registration Statement on Form S-3 (File No. 333-159488) filed pursuant to Rule 462(b) under the Act on May 26, 2009 (together, the “Registration Statements”), and the related Prospectus and Prospectus Supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together, the “Prospectus”). All of the Shares are to be sold by the Company as described in the Registration Statements and the related Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statements and Prospectus, the Company’s certificate of incorporation and bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents, the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and associated Rights, when sold in accordance with the Registration Statements and Prospectus, will be validly issued, and the Shares fully paid and nonassessable.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

This opinion assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or rights issued thereunder would invalidate such rights in their entirety.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statements and to the filing of this opinion as an exhibit to the Registration Statements.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM